DATED 20 DECEMBER 2021

LOW WAI KOON

as Seller

and

EVOAIR INTERNATIONAL LIMITED

as Purchaser

SHARE TRANSFER AGREEMENT
in respect of 100% of the issued share capital of
WKL Eco Earth Holdings Pte Ltd

THIS AGREEMENT is made on the 20th day of December 2021

PARTIES

(1) **Low Wai Koon** (Malaysia Identity Card No. 701108-10-XXXX), with the registered address of No. 2, Jalan Rimba Riang 9/9, Seksyen 9, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia (the "**Seller**"); and

(2) **EvoAir International Limited** (Company Registration Number 2082492) a company incorporated and registered in the British Virgin Islands with the registered office Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. (the "**Purchaser**"),

(Collectively the "**Parties**" and each a "**Party**").

WHEREAS

(A) As at the date of this Agreement, the Company (particulars of which are set out in Schedule 1) has an issued and fully paid-up share capital of S$1.00and holds (i) 67.5% equity interest in Evoair Manufacturing (M) Sdn Bhd, which in turns holds 100% Evo Air Marketing (M) Sdn Bhd; (ii) 55% equity interest WKL EcoEarth Indochina Co Ltd; (iii) 55% equity interest Guangdong Guanzhe Environmental Protection Technology Co Ltd (广东冠哲环保科技有限公司) (particulars of which are also set out in Schedule 1). The Company is owned as to 100% by the Seller.

(B) The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares upon the terms and conditions set out in this Agreement.

(C) Upon Completion, the Company will be owned as to 100% by the Purchaser.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 General definitions

In this Agreement, the following definitions shall apply:

"Agreement" means this share transfer agreement (including its Recitals and Schedules), as may be amended or supplemented from time to time;

"BVI" means British Virgin Islands.

"Business Day" means a day (other than Saturday, Sunday or gazetted public holiday) on which banks are open for commercial business in Singapore;

"Company" means WKL Eco Earth Holdings Pte. Ltd., a company incorporated in Singapore with limited liability, particulars of which are set out in Schedule 1;

"Completion" means Completion of the sale and purchase of the Sale Shares in accordance with Clause 5;

"Completion Date" means three (3) business days following the date on which all the Conditions Precedent are fulfilled or waived (as the case may be);

"Conditions Precedent" means the conditions precedent set out in Clause 4;

“Consideration” has the meaning ascribed to it in Clause 3.1;

“Effective Date” means the date on which UNEX files a Form 8-K with the US Securities & Exchange Commission in relation to, inter alia, the transactions contemplated hereunder;

“Encumbrance” means a mortgage, charge, pledge, lien, hypothecation, option, restriction, right of first refusal, right of pre-emption, right of set-off, third-party right or interest, assignment by way of security, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect howsoever arising;

“Long Stop Date” means 31 March 2022 or such later date as may be agreed between the Seller and the Purchaser;

“Malaysia” means the Federation of Malaysia;

“Management Accounts” means the unaudited management accounts of the Company comprising the income statement for such period up to the Management Accounts Date and the balance sheet as at the Management Accounts Date;

“Management Accounts Date” means 31 August, 2021;

“OTC Market” means the OTC Market – Pink Sheets, an over-the-counter market provided and operated by the OTC Markets Group in the USA;

“Purchaser Warranties” means the representations, warranties and undertakings made by the Purchaser and contained in Clause 6 and Schedule 2.2;

“Sale Shares” means shares in the Company held by the Seller;

“Seller Warranties” means the representations, warranties and undertakings made by the Seller and contained in Clause 6 and Schedule 2.1;

“S$” means Singapore dollars, the lawful currency of Singapore.

“Singapore” means the Republic of Singapore;

“SIAC” means Singapore International Arbitration Centre;

“Tax” or “Taxation” means any form of tax (including, but not limited to, income tax required to be deducted or withheld or accounted for in respect of any payment), levy, impost, duty, charge, contribution (including, but not limited to, National Insurance contributions), deduction or withholding whenever imposed, collected or assessed by, or payable to, a Taxation Authority and any penalty, charge, cost and interest included in or relating to any of the above or to any obligation in respect of any of the above and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any taxation (in all cases, regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against, recoverable from or attributable to the Company or any other person and regardless of whether the Company has, or may have, any right of reimbursement against any other person);

“Taxation Authority” means any government, state or municipality or any local, statutory, federal or other fiscal, revenue, customs or excise authority, body or official in Singapore or elsewhere;

“USA” means the United States of America;

“US$” means United States dollars, the lawful currency of the USA; and

"Warranties" means the Seller Warranties and the Purchaser Warranties.

1.2 In this Agreement:

1.2.1 the contents page and clause headings are for convenience only and do not affect its construction;

1.2.2 words denoting the singular include the plural and vice versa;

1.2.3 words denoting one gender include each gender and all genders.

1.3 In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:

1.3.1 a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organization or trust (in each case whether or not having a separate legal personality);

1.3.2 a document, instrument or agreement (including, without limitation, this agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or notated from time to time;

1.3.3 a clause or schedule is a reference to a clause of or schedule to this Agreement and a reference to this Agreement includes its schedules;

1.3.4 writing shall include any mode of reproducing words in a legible and non-transitory form; and

1.3.5 the "agreed form" is a reference to a document in a form agreed prior to the date of this Agreement and for the purposes of identification signed by or on behalf of each Party.

1.4 A reference in Clause 6 or Schedule 2.1 or Schedule 2.2 to a person's knowledge, information, belief or awareness is deemed to include the knowledge, information, belief or awareness which the relevant person would have had if he had made all reasonable enquiries of the other Party and the Company's professional advisers and all publicly available registers.

2. SALE AND PURCHASE OF THE SHARES

2.1 The Seller, as legal and beneficial owner, shall sell the Sale Shares and the Purchaser, relying on the representations, Warranties and undertakings set out and referred to in this Agreement, agrees to purchase the Sale Shares with effect from Completion for the Consideration as set out in Clause 3.

2.2 The Seller covenants with the Purchaser in relation to the Sale Shares that:

2.2.1 the full legal and beneficial interest in the Sale Shares will be transferred to the Purchaser at Completion on the terms set out in this Agreement;

2.2.2 the Sale Shares will be sold with full title free from all claims, liens, charges, equities, Encumbrances and adverse rights of any description and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them;

2.2.3 it shall (and shall insofar as it is able procure that any necessary third party shall) at the expense of the Seller, do, execute and perform all such further acts, deeds,

documents and things as the Purchaser may reasonably request to vest its Sale Shares in the Purchaser.

2.3 The Seller shall waive all restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares whether under the memorandum or articles of association or otherwise.

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of all of the shares held by the Seller shall at the same time complete, but completion of the purchase of some of the Sale Shares will not affect the rights of the Parties with respect to the purchase of the other Shares.

3. CONSIDERATION

3.1 The aggregate consideration (the "**Consideration**") of the Sale Shares payable by the Purchaser to the Seller shall be S$1.00 (equivalent to US$0.74 adopting the exchange rate of US$1.00 = S$1.35),which was determined based on the issued and paid-up capital of the Company as at August 31, 2021 and shall be satisfied by the Purchaser by cash payment on the Completion Date.

3.2. The Consideration shall be irrevocably satisfied and discharged in full by cash payment to the Seller on the Completion Date.

4. CONDITIONS PRECEDENT

4.1 Completion shall be conditional upon the fulfillment of the following Conditions Precedent:

(a) save and except as disclosed by the Seller, all Seller Warranties being true, accurate and not misleading at all material aspects at all times between the date hereof and the Completion Date (as though they had been made on such dates by reference to the facts and circumstances then subsisting);

(b) there having been no material adverse change, or any development likely to involve a prospective material adverse change, in the condition (financial, operational or otherwise) or in the earnings, business affairs or business prospects, assets or liabilities of the Company, whether or not arising in the ordinary course of business since the date of this Agreement;

(c) save and except as disclosed by the Seller, all loans or amounts due by the Company to its shareholder, director or any other third party creditors having been fully waived or settled, save for the liabilities incurred in the ordinary course of business after the date of this Agreement and before Completion; and

(d) all necessary consents, approvals, permits and/or authorizations in respect of the transactions contemplated under this Agreement having been obtained.

4.2 Any or all Conditions Precedent may be waived by the Parties by written consent.

4.3 Each Party undertakes to the other Party to use its best endeavors to ensure that the Conditions Precedent in Clause 4.1 are fulfilled as early as practicable and in any event not later than the Long Stop Date.

4.4 Each Party undertakes to provide all reasonable assistance to the other Party to fulfill the Conditions Precedent in Clause 4.1 in accordance with Clause 4.3.

4.5 If the Conditions Precedent have not been fulfilled or waived (as the case may be) on or before the Long Stop Date, this Agreement will lapse and become null and void and the Parties will be released from all obligations hereunder, save for liabilities for any antecedent breaches hereof.

5. COMPLETION

5.1 Time and place of Completion

Completion shall take place at Loeb & Loeb LLP, 2206-19 Jardine House, 1 Connaught Place, Central, Hong Kong at 5 p.m. on the Completion Date (or at such other place, on such other time and/or day as the Parties may agree) on the date of the satisfaction of the mutual conditions contained in Clauses 5.3 and 5.4 which shall take place no later than 31 March 2022.

5.2 Condition

The obligations of the Parties hereunder shall be conditional upon and not enforceable unless the Effective Date occurs on or before the Completion Date and until all the terms and conditions set out in Clauses 5.3 and 5.4 have been fulfilled by both the Purchaser and the Seller.

5.3 Seller's obligations

At Completion the Seller shall:

5.3.1 deliver (or procure to be delivered) to the Purchaser (where appropriate as agent for the Company):

(i) a duly executed transfer of the Sale Shares by the Seller as registered holder;

(ii) all statutory records and minute books (which shall be duly written up to date as at Completion) and accounting records including certificate of incorporation and business registration certificates, business licence, governmental approval letters and certificates (if any), common seal, authorized chops, share certificate books and other statutory records of the Company and its subsidiaries; and

(iii) all tax returns and assessments of the Company and its subsidiaries (if applicable) (receipted where the due dates for payment fell on or before the Completion Date).

5.3.2 deliver such other documents as may be reasonably required by the Purchaser to, among other things, give good title to the Sale Shares free from all Encumbrances and third party rights of any kind and to enable the Purchaser or its nominees to become the registered holder thereof.

5.3.3 procure that the following business shall be approved in the director's resolutions of the Company:

(i) the directors of the Company shall approve the transfer of the Sale Shares and the Purchaser or its nominee shall be duly registered as the holder of the Sale Shares in the register of members of the Company;

(ii) the directors of the Company shall resolve that the share certificate in respect of the Sale Shares be duly issued and delivered to the Purchaser and/or its nominee; and

(iii) the directors of the Company shall approve the director to do all such acts and things and to sign any documents reasonably required to give effect to the transaction as contemplated under this Agreement.

5.4 Purchaser's obligations

At Completion, against compliance with the provisions of Clause 5.3, the Purchaser shall deliver or cause to be delivered to the Seller:

(i) a certified copy of the resolutions passed by the board of directors of the Purchaser approving the execution and performance of this Agreement; and

(ii) the instrument(s) of transfer of the Sale Shares duly executed by the Purchaser or its nominee.

5.4.2 At Completion, the Purchaser shall pay the Consideration to the Seller.

6. REPRESENTATIONS AND WARRANTIES

6.1 The Seller hereby represents and warrants to the Purchaser (for itself and for its successors in title and assignees) on the date hereof the terms of the Seller Warranties contained in Schedule 2.1.

6.2 Each of the Warranties shall be construed as a separate and independent provision.

6.3 The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each warranty with the intention of inducing the Purchaser to enter into this Agreement on the basis of and in full reliance upon them.

6.4 The Warranties are qualified by the facts and circumstances fairly and specifically disclosed in a disclosure letter, if appropriate. No other knowledge relating to the Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 6.1 or 6.2.

6.5 The Seller waives and may not enforce a right which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by the Company or a director, officer or employee of the Company for the purpose of assisting the Seller to make a representation, give a warranty or prepare a disclosure letter.

6.6 The Purchaser hereby represents and warrants to the Seller (for itself and for its successors in title and assignees) on the date hereof the terms of the Purchaser Warranties contained in Schedule 2.2 and as follows:

6.6.1 the Purchaser has full power and authority without requiring the consent of any person to enter into and perform its obligations under this Agreement; and

6.6.2 no receiver or administrative receiver has been appointed in respect of the Purchaser.

6.7 If any Party fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or Warranties set out in this Agreement in any material respect prior to Completion, then without prejudice to all and any other rights and remedies available at any time to a non-defaulting Party (including but not limited to the right to damages for any loss suffered by that Party), any non-defaulting Party may by notice either require the defaulting Party to perform such obligations or, insofar as the same is practicable, remedy such breach or to the extent it relates to the failure of the defaulting Party to perform any of its obligations on or prior to Completion in any material respect, treat the defaulting Party as having repudiated this Agreement and rescind the same. The rights conferred upon the respective Parties by the provisions of this Clause 6 are additional to and do not prejudice any other rights the respective Parties may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

6.8 The Seller undertakes to fully indemnify the Purchaser against, and hold the Purchaser harmless immediately upon demand in respect of, any and all claims that the Purchaser may suffer or face as a result of or in connection with (a) any inaccuracy of any of the Seller Warranties; or (b) any breach of the Seller Warranties by the Seller, provided that the maximum aggregate liability of the Seller in respect of all claims shall not exceed the amount of the Consideration.

6.9 The Purchaser undertakes to indemnify the Seller against, and hold the Seller harmless immediately upon demand in respect of, any and all claims that the Seller may suffer or face as a result of or in connection with (a) any inaccuracy of any of the Purchaser Warranties; or (b) any breach of the Purchaser Warranties by the Purchaser, provided that the maximum aggregate liability of the Purchaser in respect of all claims shall not exceed the amount of the Consideration.

7. PAYMENTS

Save as otherwise provided for herein, all amounts payable by one Party to the other Party under this Agreement shall be paid into such account as such Party may notify in writing to the other Party. Such notice shall be made no less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency or in such other manner as the Parties shall from time to time agree.

8. OTHER PROVISIONS

8.1 Costs

Each Party shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in negotiating and concluding the transactions contemplated by this Agreement.

8.2 Post-Completion

This Agreement shall remain in full force and effect after Completion in respect of all obligations, agreements, covenants and undertakings contained in or implied by this Agreement which have not been done, observed or performed at or prior to Completion and in respect of all warranties, representations and indemnities contained in this Agreement.

8.3 Further assurance

The Seller shall do, execute and perform all further reasonable acts, deeds, documents and things as may be reasonably requested by the Purchaser in writing from time to time in order to implement all the provisions of this agreement. All costs incurred by the Seller in carrying out such requests shall be borne in whole by the Seller.

8.4 Variation

No variation of this Agreement shall be effective unless previously agreed in writing by or on behalf of the Seller and the Purchaser.

8.5 Time of Essence

Time is of the essence of this Agreement as regards any time, date or period specified for performance of an obligation.

8.6 Entire Agreement

This Agreement and any documents referred to in it contain the entire agreement and understanding between the Parties in relation to the matters contemplated by this Agreement and supersedes all previous agreements between the Parties in relation to such matters.

8.7 Waivers and Remedies

8.7.1 No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement of any party shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

8.7.2 All rights of each of the Parties contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.

8.8 Severability

Each of the provisions of this Agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) shall not in any way be affected or impaired.

8.9 Assignment

Unless mutually agreed in writing, this Agreement may not be assigned in whole or in part by any of the Parties.

8.10 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same agreement.

9. NOTICES

9.1 Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively "**communication**" in this Clause) shall be in writing in the English language and may be served or given personally or sent to the e-mail address (if any) of the relevant Party and marked for the attention and/or copied to such other person as specified in Clause 9.4.

9.2 A change of address or e-mail address of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 9 on the other Party with specific reference in such notice that such change is for the purposes of this Agreement.

9.3 All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	**Time of deemed receipt**
Local mail or courier	24 hours
E-mail	on despatch
Air courier/Speedpost	3 days

Airmail	7 days

9.4 The initial addresses and e-mail addresses of the Parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

If to the Seller:

Address	:	No. 2, Jalan Rimba Riang 9/9, Seksyen 9, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia
E-mail	:	wklow@wklecoearth.com
Attention	:	Mr. Low Wai Koon

If to the Purchaser:

Address	:	Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands
E-mail	:	wklow@wklecoearth.com
Attention	:	Mr. Low Wai Koon

9.5 A communication served in accordance with this Clause 9 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee's address. In the case of communication by e-mail, such communication shall be deemed properly transmitted upon the receipt of the sent confirmation by the e-mail account of the sender.

9.6 Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

10. THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore by any person who is not a party to this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

11. GOVERNING LAW AND JURISDICTION

11.1 This Agreement shall be governed by and construed in accordance with the laws of Singapore.

11.2 All claims or disputes arising out of or in connection with this Agreement, including any dispute as to its existence, validity, termination, or enforceability thereof, and any dispute relating to any non-contractual obligations arising out of or in connection with it (for the purpose of this Clause, a "**Dispute**") shall be notified in writing to the other Party. The notification must set out brief details of the nature of the Dispute. The Parties agree to submit all claims and dispute arising out of or in connection with this Agreement to mediation. Either Party may issue a notice of dispute for mediation.

11.3 If the said claim or dispute is not resolved by mediation within 30 days of the notice of dispute, then either Party may submit the said dispute to arbitration in Singapore. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by SIAC in accordance with the Arbitration Rules of the SIAC ("**SIAC**

Rules"), for the time being in force, and such SIAC Rules are deemed to be incorporated by reference in this Clause.

11.4 The arbitral tribunal constituted in accordance with the SIAC Rules shall consist of a single arbitrator appointed by the Chairman of the SIAC. The language of arbitration shall be English.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

Seller:

By: ______________________

Name: Low Wai Koon

Purchaser:

For and on behalf of
EvoAir International Limited

By: ______________________

Name: Low Wai Koon
Title: Director

Schedule 1
Details of the Company and its subsidiaries

Company name	:	WKL Eco Earth Holdings Pte. Ltd.
Company number	:	201823799M
Incorporated in	:	Singapore
Registered office	:	24 Raffles Place #07-07 Clifford Centre Singapore (048621)
Accounting reference date	:	30 June

Company name	:	Evoair Manufacturing (M) Sdn Bhd
Company number	:	201901010026 (1319354-V)
Incorporated in	:	Malaysia
Registered office	:	19M, (Room A) Jalan SS 21/1A Damansara Utama Petaling Selangor, Malaysia
Accounting reference date	:	30 June

Company name	:	Evo Air Marketing (M) Sdn Bhd
Company number	:	202101003922 (140422-T)
Incorporated in	:	Malaysia
Registered office	:	19M (Room A), Jalan SS 21/1A, Damansara Utama, 47400 Petaling Jaya, Selangor, Malaysia
Accounting reference date	:	30 June

Company name	:	WKL EcoEarth Indochina Co., Ltd
Company number	:	1000043930
Incorporated in	:	Cambodia
Registered office	:	#65, St. 123, Sangkat Tuol Tumpung 1, Khan Chamkarmon, Phnom Penh, Cambodia
Accounting reference date	:	31 December

Company name	:	Guangdong Guanzhe Environmental Protection Technology Co Ltd (广东冠哲环保科技有限公司)
Company number	:	91440606MA567DHU9J
Incorporated in	:	People’s Republic of China
Registered Office	:	广东省佛山市顺德区杏坛镇德品路一号之五
Accounting reference date	:	31 December

Schedule 2.1

SELLER WARRANTIES

1. Capacity

1.1 The Seller has full power and authority without requiring the consent of any person to enter into and perform its obligations under this Agreement.

1.2 This Agreement will, when executed, constitute lawful, valid and binding obligations of the Seller in accordance with its respective terms.

2. Sale Shares

2.1 The Seller is the registered holder and beneficial owner of the Sale Shares.

2.2 The Sale Shares are free from all claims, liens, charges, equities, Encumbrances and adverse rights of any description.

2.3 The Seller is entitled to sell and transfer the full legal and beneficial interest in the Sale Shares to the Purchaser on the terms set out in this Agreement and without the consent of any person.

2.4 The Sale Shares are fully paid or credited as fully paid.

2.5 There is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company.

2.6 The register of members of the Company is correct and properly written up to date.

3. Records and taxation

3.1 The Company and its subsidiaries have duly made up all requisite books of account (reflecting in accordance with generally accepted accounting principles for all the financial transactions of the Company), minutes books, registers and records in compliance with all applicable laws and regulatory requirements and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in its possession and its seal are in its possession.

3.2 All the accounts, books, ledgers, financial and other records of whatsoever kind, of the Company and its subsidiaries are in its possession, have been fully, properly and accurately kept and completed, do not contain any material inaccuracies or discrepancies of any kind and give and reflect a true and fair view of its trading transactions, and its financial, contractual and trading position.

3.3 The Company and its subsidiaries have duly complied with its obligations to account to the relevant tax authorities and all other authorities for all amounts for which it is or may become accountable in respect of Taxation relating to its business.

3.4 All returns in connection with Taxation that should have been filed by the Company and its subsidiaries have been filed correctly and on a proper basis in accordance with all applicable laws

and regulatory requirements and there are no facts known or which would on reasonable enquiry be known to the Company or the director which may give rise to any dispute or to any claim for any Taxation or the deprivation of any relief or advantage that might have been available.

3.5 The Company and its subsidiaries are not and does not expect to be involved in any dispute in relation to Taxation and no authority concerned has investigated or indicated that it intends to investigate into the tax affairs of the Company and its subsidiaries.

3.6 The Company and its subsidiaries have no liability in respect of Taxation (whether actual or contingent) nor any liability for interest, penalties or charges imposed in relation to any Taxation arising or deemed to arise in any accounting period ending on or before the Management Accounts Date that is not provided for in full in the Management Accounts, and in particular, has no outstanding liability for:

(i) Taxation in any part of the world assessable or payable by reference to any profit, gain, income or distribution earned, received, paid, arising or deemed to arise on or at any time prior to the Management Accounts Date or in respect of any period ending on or before the Management Accounts Date; or

(ii) purchase, value added, sales or other similar tax in any part of the world referable to transaction effected on or before the Management Accounts Date,

that is not provided for in the Management Accounts.

3.7 Since the Management Accounts Date up to and inclusive of the Completion Date:

(i) the Company and its subsidiaries have not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit);

(ii) no accounting period or year of assessment of the Company and its subsidiaries have ended;

(iii) no disposal has taken place or other event occurred which will or may have the effect of crystallizing a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Management Accounts if such a disposal or other event had been planned or predicted at the date on which the Management Accounts were drawn up;

(iv) no payment has been made by the Company and its subsidiaries which will not be deductible for profits tax (or its equivalent) purposes either in computing the profits of the Company and its subsidiaries or in computing the profits tax chargeable on the Company and its subsidiaries;

(v) no event has occurred with the result that the Company and its subsidiaries have or will become liable to pay or bear a liability in respect of Taxation directly or primarily charged against, or attributable to, another person, firm or company; and

(vi) the Company and its subsidiaries have not paid or become liable to pay any penalty in connection with any Taxation or otherwise paid any Taxation after its due date for payment or become liable to pay any Taxation the due date for payment of which has passed or will

become prospectively liable to pay any Taxation the due date for payment of which will fall within 30 days after the date of this Agreement.

3.8 The Company and its subsidiaries have within the time limits prescribed by the relevant legislation duly paid all tax (including provisional tax), made all returns, given all notices, supplied all other information required to be supplied to the Singapore Tax Authority and any other relevant governmental authority (including any governmental authority of a foreign jurisdiction) and all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on a proper basis and do not reveal any transactions which may be the subject of any dispute with the Singapore Tax Authority or other relevant authorities and the Company is not and has not in the last six years been the subject of an Singapore Tax Authority (or equivalent foreign tax authority) investigation or field audit or other dispute regarding tax or duty recoverable from the Company and its subsidiaries or regarding the availability of any relief from Taxation or duty to the Company and its subsidiaries.

3.9 The Company and its subsidiaries have duly submitted all claims and disclaimers which have been assumed to have been made for the purpose of the Management Accounts.

3.10 There are no material and/or unusual arrangements, agreements or undertakings, between the Company and its subsidiaries and the Singapore Tax Authority, or any foreign tax authorities, regarding or affecting the Taxation treatment of the Company.

3.11 The Company and its subsidiaries have kept sufficient records in English of their income and expenditure to enable the assessable profits of its trade, profession or business to be readily ascertained in compliance with and for the period mentioned in Singapore Tax laws and regulations or other similar legislation, or equivalent foreign tax laws and regulations.

3.12 The Company and its subsidiaries have duly complied with all requirements to deduct or withhold Taxation from any payments it has made and has accounted in full to the appropriate authorities for all amounts so deducted or withheld.

4. Corporate Status

4.1 The Company and its subsidiaries have all requisite corporate power and authority to own its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification.

4.2 No events or omissions have occurred whereby the constitution, subsistence or corporate status of the Company and its subsidiaries have been or is likely to be adversely affected.

4.3 No order for the appointment of a liquidator has been made and as receiver has been appointed over the whole or any part of the assets of the Company and its subsidiaries.

4.4 No order has been made, or petition presented, or resolution passed for the winding up of the Company and its subsidiaries, nor has any distress, execution or other process been levied in respect of the Company and its subsidiaries which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company and its subsidiaries.

4.5 Save as contemplated under and this Agreement, as at the Completion Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the authorized and issued, unissued or treasury shares or equity interest of the Company and its subsidiaries and the Company and its subsidiaries have not issued any debt securities, other securities, rights or obligations which are convertible into or exchangeable for, or giving any person a right to subscribe for or acquire, capital or equity interest of the Company and its subsidiaries, and no such securities or obligations evidencing such rights are outstanding.

4.6 The Company and its subsidiaries are duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions and have all requisite corporate or similar power and authority to own and operate their properties and assets and to carry on their business as presently conducted and is duly qualified to do business.

5. Management Accounts

5.1 The Company and its subsidiaries have no liability for Taxation of any kind, which has not been provided for in the Management Accounts.

5.2 Due provision has been made in the Management Accounts for any capital commitment undertaken or authorized at the Management Accounts Date as may be appropriate and for any bad or doubtful debt due and payable to the Company in its own right.

5.3 The Company and its subsidiaries are not a member of any partnership or unincorporated company or association.

5.4 Since the Management Accounts Date up to and inclusive of Completion Date:

(i) there has been no material adverse change in the financial position or business or prospects of the Company and its subsidiaries and the Company and its subsidiaries have entered into transactions and incurred liabilities only in the ordinary course of business;

(ii) the Company and its subsidiaries have not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

(iii) the business of the Company and its subsidiaries have been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off and no unusual or abnormal contract has been entered into by the Company and its subsidiaries; and

(iv) no asset of the Company and its subsidiaries have been acquired or disposed of on capital account, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and the Company and its subsidiaries have not disposed of or parted with possession of any of its property assets (including know how) or stock in trade or made any payments and no contract involving expenditure by it on capital account has been entered into by the Company and its subsidiaries and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on).

5.5 The Management Accounts have been properly complied by the director of the Company on the basis which is consistent with the accounting policies consistently applied and are accurate in all respects and show a true and fair view of the state of affairs of the Company and its subsidiaries

and of their results and profits for the financial period ending on the Management Accounts Date and:

(a) depreciation of the fixed assets of the Company and its subsidiaries have been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives;

(b) the Management Accounts disclose and make full provision or reserve for all actual liabilities;

(c) the Management Accounts disclose and make proper provision or reserve for or note all contingent liabilities, capital or burdensome commitments;

(d) the bases and policies of accounting of the Company (including depreciation) adopted for the purpose of preparing the Management Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Company and its subsidiaries for each of the preceding accounting periods since their date of incorporation;

(e) the profits and losses of the Company and its subsidiaries shown in the Management Accounts and for the preceding accounting periods have not in any material respect been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low; and

(f) the accounts receivable shown in the Financial Statements have been collected or will in aggregate realize the nominal amount thereof less any reserve for bad and doubtful debts included in the Financial Statements and none of the amounts shown in the Financial Statements in respect of debtors is represented by debts which were then more than six (6) months overdue for payment and none of the same has been released or settled for an amount less than that shown in the Financial Statements. All such debts will be collectible in full within one hundred and eighty (180) days of the Completion Date subject to the Company and its subsidiaries using all reasonable endeavors to collect the same.

6. Business

6.1 The Company and its subsidiaries have not given or permitted to be outstanding any powers of attorney or authority (expressed or implied) to any party to enter into any contracts, commitments or transactions (other than the usual authority conferred on their director in respect of the ordinary course of business) or pursuant to the banking facilities granted to the Company.

6.2 The Company and its subsidiaries have not entered into any contracts, commitments or transactions other than on an arms-length basis nor breached or defaulted under any contracts, commitments or transactions.

6.3 There are no existing circumstances which indicate that as a result of the consummation of this Agreement:

(i) the existing level of business of the Company and its subsidiaries may be substantially reduced; and

(ii) the Company and its subsidiaries will lose the benefit of any right or privilege which they enjoys.

6.4 Compliance with the terms of this Agreement does not and will not :

(i) conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company and its subsidiaries is a party, or any provision of the memorandum or articles of association or equivalent constitutive documents of the Company or any Encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Company and its subsidiaries is bound or subject;

(ii) relieve any person from any obligation to the Company and its subsidiaries (whether contractual or otherwise), or enable any person to determine any obligation, or any right or benefit enjoyed by the Company and its subsidiaries, or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company and its subsidiaries;

(iii) result in the creation, imposition, crystallization or enforcement of any Encumbrances whatsoever on any of the assets of the Company and its subsidiaries; or

(iv) result in any present or future indebtedness of the Company and its subsidiaries becoming due, or capable of being declared due and payable, prior to its stated maturity.

6.5 The Company and its subsidiaries have, at all times, carried on their business and conducted its affairs in all respects in accordance with their memorandum and articles of association or equivalent constitutive documents for the time being in force and any other documents to which they are, or has been, a party.

6.6 The Company and its subsidiaries are empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

6.7 The Company and its subsidiaries are not a party to any undertaking or assurances given to any court or governmental agency, which is still in force.

6.8 The Company and its subsidiaries have conducted and are conducting their business in all respects in accordance with all applicable laws and regulations, whether of Singapore, Malaysia, People's Republic of China, Cambodia, or elsewhere.

6.9 The Company and its subsidiaries are not in breach of any of the terms or conditions of any of the licences or consents.

6.10 The Company and its subsidiaries are not a party to any contract, transaction, arrangement or liability which:

(i) are of an unusual or abnormal nature, or outside the ordinary and proper course of business; or

(ii) cannot readily be fulfilled or performed by it on time without undue, or unusual, expenditure of money, effort or personnel.

6.11 No notice, demand or claim of default under any agreement, instrument or arrangement to which the Company and its subsidiaries are a party has been received by the Company and its subsidiaries

and are outstanding against them and there is nothing whereby any such agreement, instrument or arrangement may be prematurely terminated or rescinded by any other party.

7. Corporate Records and Procedures etc.

7.1 The copy of the memorandum and articles of association or the equivalent constitutive documents of the Company and its subsidiaries delivered to the Purchaser is accurate, update and complete in all respects.

7.2 No alteration has been made to the memorandum or articles of association or the equivalent constitutive documents of the Company and its subsidiaries and no resolution of any kind of the shareholders of the Company and its subsidiaries have been passed (other than resolutions relating to the business at annual general meetings which was not special business) without disclosure in writing to the Purchaser.

7.3 The Company and its subsidiaries have fully and punctually observed and complied with their obligations under the relevant companies legislations and the relevant statutes and all returns, particular resolutions and other documents (if any) required to be filed have been properly and punctually filed.

7.4 The register of members of the Company and its subsidiaries are and will at Completion be correct. There has been no notice of any proceedings to rectify the register, and there are no circumstances which might lead to any application for rectification of the register, nor will there be any such circumstances at or before Completion.

8. Dispute, Claims and Litigation

8.1 The Company and its subsidiaries are not engaged in any litigation, administrative, mediation or arbitration proceedings, as plaintiff or defendant; there are no non-compliance, investigation, inquiry or enforcement proceedings pending or threatened, either by or against the Company and its subsidiaries; and no circumstances exist which are likely to give rise to any litigation, administrative, mediation or arbitration proceedings.

8.2 There is no dispute with any revenue, or other official, department or other regulatory authority in Singapore or elsewhere, in relation to the affairs of the Company and its subsidiaries, and the Company and the Seller is not aware of any facts which may give rise to any dispute.

8.3 No order has been made, or petition presented, or resolution passed for the winding up of the Company and its subsidiaries; nor has any distress, execution or other process been levied in respect of the Company and its subsidiaries which remain undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company and its subsidiaries.

8.4 The Company and its subsidiaries have conducted their business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction.

8.5 The Company and its subsidiaries have not committed any criminal act or material breach of contract or statutory duty or any tortious or other unlawful act.

8.6 No unsatisfied judgment is outstanding against the Company and its subsidiaries.

9. Liabilities

9.1 The Company and its subsidiaries do not have, as at the Management Accounts Date, any material liabilities or financial commitment except as disclosed in the Financial Statements.

9.2 All loans and payables incurred by the Company and its subsidiaries before Completion have been either waived or settled, save for those as agreed between the Seller and the Purchaser in writing.

9.3 The Seller indemnifies the Purchaser against all claims arising from liabilities or financial commitment of the Company and its subsidiaries incurred before Completion. This indemnity shall survive after Completion.

Schedule 2.2

PURCHASER WARRANTIES

1. The Purchaser has, on the date of this Agreement and on Completion, full and unfettered right, power and authority to enter into this Agreement and assume all of its obligations hereunder and no further actions or proceedings are necessary on its part in connection with the execution, delivery and performance by it of this Agreement.

2. The Purchaser is a company duly incorporated and validly existing under the laws of BVI.

3. This Agreement constitutes valid and legally binding obligations on the part of the Purchaser enforceable in accordance with its terms.

4. All information given by the Purchaser or its agents or professional advisers to the Seller or their employees, agents or professional advisers was, when given, and is now true, accurate and complete in all respects.

5. Subject to the fulfillment of the Conditions Precedent, all necessary consents, authorizations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in BVI for or in connection with this Agreement and the performance of the terms thereof have been obtained or made or will have been obtained or made by Completion.